Exhibit 4.1

AMENDED AND RESTATED GUARANTY AGREEMENT
Dated as of March 31, 2017
of
ANTICLINE DISPOSAL, LLC
CENTENNIAL ENERGY, LLC
CENTENNIAL GAS LIQUIDS ULC
CHOYA OPERATING, LLC
GRAND MESA PIPELINE, LLC
HICKSGAS, LLC
HIGH SIERRA CRUDE OIL & MARKETING, LLC
HIGH SIERRA ENERGY, LP
NGL CRUDE CANADA ULC
NGL CRUDE CANADA HOLDINGS, LLC
NGL CRUDE CUSHING, LLC
NGL CRUDE LOGISTICS, LLC
NGL CRUDE PIPELINES, LLC
NGL CRUDE TERMINALS, LLC
NGL CRUDE TRANSPORTATION, LLC
NGL ENERGY EQUIPMENT LLC
NGL ENERGY FINANCE CORP.
NGL ENERGY HOLDINGS II, LLC
NGL ENERGY LOGISTICS, LLC
NGL LIQUIDS, LLC
NGL-MA, LLC
NGL-MA REAL ESTATE, LLC
NGL MARINE, LLC
NGL MILAN INVESTMENTS, LLC
NGL-NE REAL ESTATE, LLC
NGL ENERGY OPERATING LLC
NGL PROPANE, LLC
NGL SHIPPING AND TRADING, LLC
NGL SUPPLY TERMINAL COMPANY, LLC
NGL SUPPLY TERMINAL SOLUTION MINING, LLC
NGL SUPPLY WHOLESALE, LLC
NGL WATER SOLUTIONS BAKKEN, LLC
NGL WATER SOLUTIONS EAGLE FORD, LLC
NGL WATER SOLUTIONS, LLC
NGL WATER SOLUTIONS DJ, LLC
NGL WATER SOLUTIONS PERMIAN, LLC
NGL WATER SOLUTIONS MID-CONTINENT, LLC
OPR, LLC
OSTERMAN PROPANE, LLC
SAWTOOTH NGL CAVERNS, LLC
TRANSMONTAIGNE LLC
TRANSMONTAIGNE PRODUCT SERVICES LLC
AND
TRANSMONTAIGNE SERVICES LLC

-i-

AMENDED AND RESTATED GUARANTY AGREEMENT
THIS AMENDED AND RESTATED GUARANTY AGREEMENT, dated as of March 31, 2017 (this “Guaranty Agreement”), is made by and among the undersigned (each a “Guarantor” and, together with each of the signatories hereto and any other entities from time to time parties hereto pursuant to Section 14.1 hereof, the “Guarantors”), in favor of the holders from time to time of the Notes (as defined below), and the holders of the Notes as of the date hereof. The holders from time to time of the Notes are herein collectively called the “holders” and individually a “holder.”
PRELIMINARY STATEMENTS:
I.    NGL Energy Partners LP, a Delaware limited partnership (the “Company”), entered into a Note Purchase Agreement dated as of June 19, 2012 (as heretofore amended, supplemented or otherwise modified, the “Existing Note Agreement”), with the Persons listed on the signature pages thereto, pursuant to which the Company authorized, issued and sold its 6.65% Senior Secured Notes due June 19, 2022 in the aggregate principal amount of $250,000,000 (as the same may be amended and restated on the date hereof, and as the same may be further amended, restated, supplemented or otherwise modified from time to time, together with any notes issued in substitution therefor, the “Notes”, and each individually, a “Note”).
II.    In connection with the Existing Note Agreement, the Guarantors entered into the Guaranty Agreement dated as of June 19, 2012 (as heretofore amended, supplemented or otherwise modified, the “Existing Guaranty Agreement”), pursuant to which the Guarantors guaranteed to each holder the due and punctual payment in full of the Guaranteed Obligations (as defined therein).
III.    The Company and the holders of Notes are amending and restating the Existing Note Agreement by entering into the Amended and Restated Note Purchase Agreement dated as of the date hereof with an effective date as of December 31, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”). Capitalized terms used herein have the meanings specified in the Note Agreement unless otherwise defined herein.
IV.    It is a condition to the agreement of the holders of Notes to enter into the Note Agreement that the Guarantors amend and restate the Existing Guaranty Agreement by entering into this Guaranty Agreement.
V.    Each Guarantor has received and will receive direct and indirect benefits from the financing arrangements contemplated by the Note Agreement. The managers, members or general partner, as applicable, of each Guarantor have determined that the obligations of such Guarantor hereunder are in the best interests of such Guarantor.
NOW THEREFORE, in order to induce, and in consideration of, the execution and delivery of the Note Agreement by each of the holders of Notes, each Guarantor hereby (i) agrees that the Existing Guaranty Agreement is amended and restated in its entirety to read as provided in this Guaranty Agreement and (ii) covenants and agrees with, and represents and warrants to, each of the holders as follows:

SECTION 1.	GUARANTY.

Each Guarantor hereby irrevocably, unconditionally and jointly and severally with the other Guarantors guarantees to each holder, the due and punctual payment in full of (a) the principal of, Make-Whole Amount, if any, and interest on (including, without limitation, any Make-Whole Amount due and payable after, and interest accruing after, the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), and any other amounts due under, the Notes when and as the same shall become due and payable (whether at stated maturity or by required or optional prepayment or by acceleration or otherwise) and (b) any other sums which may become due under the terms and provisions of the Notes, the Note Agreement or any other instrument referred to therein, (all such obligations described in clauses (a) and (b) above are herein called the “Guaranteed Obligations”). The guaranty in the preceding sentence is an absolute, present and continuing guaranty of payment and not of collectability and is in no way conditional or contingent upon any attempt to collect from the Company or any other guarantor of the Notes (including, without limitation, any other Guarantor hereunder) or upon any other action, occurrence or circumstance whatsoever. In the event that the Company shall fail so to pay any of such Guaranteed Obligations, each Guarantor agrees to pay the same when due to the holders entitled thereto, without demand, presentment, protest or notice of any kind, in lawful money of the United States of America, pursuant to the requirements for payment specified in the Notes and the Note Agreement. Each default in payment of any of the Guaranteed Obligations shall give rise to a separate cause of action hereunder and separate suits may be brought hereunder as each cause of action arises. Each Guarantor agrees that the Notes issued in connection with the Note Agreement may (but need not) make reference to this Guaranty Agreement.

Each Guarantor agrees to pay and to indemnify and save each holder harmless from and against any damage, loss, cost or expense (including attorneys’ fees) which such holder may incur or be subject to as a consequence, direct or indirect, of (x) any breach by such Guarantor, by any other Guarantor or by the Company of any warranty, covenant, term or condition in, or the occurrence of any default under, this Guaranty Agreement, the Notes, the Note Agreement or any other instrument referred to therein, together with all expenses resulting from the compromise or defense of any claims or liabilities arising as a result of any such breach or default, (y) any legal action commenced to challenge the validity or enforceability of this Guaranty Agreement, the Notes, the Note Agreement or any other instrument referred to therein and (z) enforcing or defending (or determining whether or how to enforce or defend) the provisions of this Guaranty Agreement.
Each Guarantor hereby acknowledges and agrees that such Guarantor’s liability hereunder is joint and several with the other Guarantors and any other Person(s) who may guarantee the obligations and Indebtedness under and in respect of the Notes and the Note Agreement.
Notwithstanding the foregoing provisions or any other provision of this Guaranty Agreement, the holders of the Notes (by their acceptance of this Guaranty Agreement, and on behalf of themselves and their successors and assigns) and each Guarantor hereby agrees that if at any time the Guaranteed Obligations exceed the Maximum Guaranteed Amount determined as of such time with regard to such Guarantor, then this Guaranty Agreement shall be automatically amended to reduce the Guaranteed Obligations to the Maximum Guaranteed Amount. Such amendment shall not require the written consent of any Guarantor or any holder and shall be deemed to have been automatically consented to by each Guarantor and each holder. Each Guarantor agrees that the Guaranteed Obligations may at any time exceed the Maximum Guaranteed Amount without affecting or impairing the obligation of such Guarantor. “Maximum Guaranteed Amount” means as of the date of determination with respect to a Guarantor, the lesser of (a) the amount of the Guaranteed Obligations outstanding on such date and (b) the maximum amount that would not render such Guarantor’s liability under this Guaranty Agreement subject to avoidance under Section 548 of the United States Bankruptcy Code (or any successor provision) or any comparable provision of applicable state law.

SECTION 2.	OBLIGATIONS ABSOLUTE.

The obligations of each Guarantor hereunder shall be primary, absolute, irrevocable and unconditional, irrespective of the validity or enforceability of the Notes, the Note Agreement or any other instrument referred to therein, shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim such Guarantor may have against the Company or any holder or otherwise, and shall remain in full force and effect until the payment in full in cash of all of the Guaranteed Obligations (subject to reinstatement as set forth in Section 6), without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not such Guarantor shall have any knowledge or notice thereof), including, without limitation: (a) any amendment to, modification of, supplement to or restatement of the Notes, the Note Agreement or any other instrument referred to therein (it being agreed that the obligations of each Guarantor hereunder shall apply to the Notes, the Note Agreement or any such other instrument as so amended, modified, supplemented or restated) or any assignment or transfer of any thereof or of any interest therein, or any furnishing, acceptance or release of any security for the Notes or the addition, substitution or release of any other Guarantor or any other entity or other Person primarily or secondarily liable in respect of the Guaranteed Obligations; (b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of the Notes, the Note Agreement or any other instrument referred to therein; (c) any bankruptcy, insolvency, arrangement, reorganization, readjustment, composition, liquidation or similar proceeding with respect to the Company or its property; (d) any merger, amalgamation or consolidation of any Guarantor or of the Company into or with any other Person or any sale, lease or transfer of any or all of the assets of any Guarantor or of the Company to any Person; (e) any failure on the part of the Company for any reason to comply with or perform any of the terms of any other agreement with any Guarantor; (f) any failure on the part of any holder to obtain, maintain, register or otherwise perfect any security; or (g) any other event or circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (whether or not similar to the foregoing), and in any event however material or prejudicial it may be to any Guarantor or to any subrogation, contribution or reimbursement rights any Guarantor may otherwise have.

SECTION 3.	WAIVER.

Each Guarantor unconditionally waives to the fullest extent permitted by law, (a) notice of acceptance hereof, of any action taken or omitted in reliance hereon and of any default by the Company in the payment of any amounts due under the Notes, the Note Agreement or any other instrument referred to therein, and of any of the matters referred to in Section 2 hereof, (b) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of any holder against such Guarantor, including, without limitation, presentment to or demand for payment from the Company or any Guarantor with respect to any Note, notice to the Company or to any Guarantor of default or protest for nonpayment or dishonor and the filing of claims with a court in the event of the bankruptcy of the Company, (c) any right to require any holder to enforce, assert or exercise any right, power or remedy including, without limitation, any right, power or remedy conferred in the Note Agreement or the Notes, (d) any requirement for diligence on the part of any holder and (e) any other act or omission or thing or delay in doing any other act or thing which might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor or in any manner lessen the obligations of such Guarantor hereunder.

SECTION 4.	OBLIGATIONS UNIMPAIRED.

Each Guarantor authorizes the holders, without notice or demand to such Guarantor or any other Guarantor and without affecting its obligations hereunder, from time to time: (a) to renew, compromise, extend, accelerate or otherwise change the time for payment of, all or any part of the Notes, the Note Agreement or any other instrument referred to therein; (b) to change any of the representations, covenants, events of default or any other terms or conditions of or pertaining to the Notes, the Note Agreement or any other instrument referred to therein, including, without limitation, decreases or increases in amounts of principal, rates of interest, the Make-Whole Amount or any other obligation; (c) to take and hold security for the payment of the Notes, the Note Agreement or any other instrument referred to therein, for the performance of this Guaranty Agreement or otherwise for the Indebtedness guaranteed hereby and to exchange, enforce, waive, subordinate and release any such security; (d) to apply any such security and to direct the order or manner of sale thereof as the holders in their sole discretion may determine; (e) to obtain additional or substitute endorsers or guarantors or release any other Guarantor or any other Person or entity primarily or secondarily liable in respect of the Guaranteed Obligations; (f) to exercise or refrain from exercising any rights against the Company, any Guarantor or any other Person; and (g) to apply any sums, by whomsoever paid or however realized, to the payment of the Guaranteed Obligations and all other obligations owed hereunder. The holders shall have no obligation to proceed against any additional or substitute endorsers or guarantors or to pursue or exhaust any security provided by the Company, such Guarantor or any other Guarantor or any other Person or to pursue any other remedy available to the holders.
If an event permitting the acceleration of the maturity of the principal amount of any Notes shall exist and such acceleration shall at such time be prevented or the right of any holder to receive any payment on account of the Guaranteed Obligations shall at such time be delayed or otherwise affected by reason of the pendency against the Company, any Guarantor or any other guarantors of a case or proceeding under a bankruptcy or insolvency law, such Guarantor agrees that, for purposes of this Guaranty Agreement and its obligations hereunder, the maturity of such principal amount shall be deemed to have been accelerated with the same effect as if the holder thereof had accelerated the same in accordance with the terms of the Note Agreement, and such Guarantor shall forthwith pay such accelerated Guaranteed Obligations.

SECTION 5.	SUBROGATION AND SUBORDINATION.

(a)    Each Guarantor will not exercise any rights which it may have acquired by way of subrogation under this Guaranty Agreement, by any payment made hereunder or otherwise, or accept any payment on account of such subrogation rights, or any rights of reimbursement, contribution or indemnity or any rights or recourse to any security for the Notes or this Guaranty Agreement unless and until all of the Guaranteed Obligations shall have been paid in full in cash.
(b)    Each Guarantor hereby subordinates the payment of all Indebtedness and other obligations of the Company or any other guarantor of the Guaranteed Obligations owing to such Guarantor, whether now existing or hereafter arising, including, without limitation, all rights and claims described in clause (a) of this Section 5, to the payment in full in cash of all of the Guaranteed Obligations. If the Required Holders so request, any such Indebtedness or other obligations shall be enforced and performance received by such Guarantor as trustee for the holders and the proceeds thereof shall be paid over to the holders promptly, in the form received (together with any necessary endorsements) to be applied to the Guaranteed Obligations, whether matured or unmatured, as may be directed by the Required Holders, but without reducing or affecting in any manner the liability of any Guarantor under this Guaranty Agreement.
(c)    If any amount or other payment is made to or accepted by any Guarantor in violation of any of the preceding clauses (a) and (b) of this Section 5, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the holders and shall be paid over to the holders promptly, in the form received (together with any necessary endorsements) to be applied to the Guaranteed Obligations, whether matured or unmatured, as may be directed by the Required Holders, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty Agreement.
(d)    Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Note Agreement and that its agreements set forth in this Guaranty Agreement (including this Section 5) are knowingly made in contemplation of such benefits.
(e)    Each Guarantor hereby agrees that, to the extent that a Guarantor shall have paid an amount hereunder to any holder that is greater than the net value of the benefits received, directly or indirectly, by such paying Guarantor as a result of the issuance and sale of the Notes (such net value, its “Proportionate Share”), such paying Guarantor shall, subject to Section 5(a)

and 5(b), be entitled to contribution from any Guarantor that has not paid its Proportionate Share of the Guaranteed Obligations. Any amount payable as a contribution under this Section 5(e) shall be determined as of the date on which the related payment is made by such Guarantor seeking contribution and each Guarantor acknowledges that the right to contribution hereunder shall constitute an asset of such Guarantor to which such contribution is owed. Notwithstanding the foregoing, the provisions of this Section 5(e) shall in no respect limit the obligations and liabilities of any Guarantor to the holders of the Notes hereunder or under the Notes, the Note Agreement or any other document, instrument or agreement executed in connection therewith, and each Guarantor shall remain jointly and severally liable for the full payment and performance of the Guaranteed Obligations.

SECTION 6.	REINSTATEMENT OF GUARANTY.

This Guaranty Agreement shall continue to be effective, or be reinstated, as the case may be, if and to the extent at any time payment, in whole or in part, of any of the sums due to any holder on account of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by a holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any other guarantors, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any other guarantors or any part of its or their property, or otherwise, all as though such payments had not been made.

SECTION 7.	RANK OF GUARANTY.

This Guaranty Agreement and all obligations hereunder are and will be maintained at all times as direct and, except as provided in Section 9.15 of the Note Agreement, secured obligations of the Guarantors, ranking pari passu with the Credit Agreement Obligations and the other obligations, if any, of the Guarantors under the Credit Agreement and related documents.

SECTION 8.	MAINTENANCE OF EXISTENCE.

So long as any Notes are outstanding or the Note Agreement shall remain in effect, each Guarantor agrees that, unless the Required Holders otherwise consent in writing, subject to Section 10.2 of the Note Agreement, each Guarantor will at all times preserve and keep in full force and effect its existence.

SECTION 9.	REPRESENTATIONS AND WARRANTIES OF EACH GUARANTOR.

Each Guarantor represents and warrants to each holder as follows:
Section 9.1    Organization; Power and Authority.    Such Guarantor is a corporation, limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified as a foreign corporation, limited partnership or limited liability company, as applicable, and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Such Guarantor has the corporate, limited partnership or limited liability company, as applicable, power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Guaranty Agreement and to perform the provisions hereof.

Section 9.2    Authorization, Etc.    This Guaranty Agreement has been duly authorized by all necessary corporate, limited partnership or limited liability company, as applicable, action on the part of such Guarantor, and this Guaranty Agreement constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 9.3    Governmental Authorizations, Etc.    No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by such Guarantor of this Guaranty Agreement.

Section 9.4    Information Regarding the Company.    Such Guarantor now has and will continue to have independent means of obtaining information concerning the affairs, financial condition and business of the Company. No holder shall have any duty or responsibility to provide such Guarantor with any credit or other information concerning the affairs, financial condition or business of the Company which may come into possession of the holders. Such Guarantor has executed and delivered this Guaranty Agreement without reliance upon any representation by the holders including, without limitation, with respect to (a) the due execution, validity, effectiveness or enforceability of any instrument, document or agreement evidencing or relating to any of the Guaranteed Obligations or any loan or other financial accommodation made or granted to the Company, (b) the validity, genuineness, enforceability, existence, value or sufficiency of any property securing any of the Guaranteed Obligations or the creation, perfection or priority of any lien or security interest in such property or (c) the existence, number, financial condition or creditworthiness of other guarantors or sureties, if any, with respect to any of the Guaranteed Obligations.

SECTION 10.	TERM OF GUARANTY AGREEMENT.

This Guaranty Agreement and all guarantees, covenants and agreements of the Guarantors contained herein shall continue in full force and effect and shall not be discharged until such time as all of the Guaranteed Obligations and all other obligations hereunder shall be paid in full in cash, and shall be subject to reinstatement pursuant to Section 6.

SECTION 11.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Guaranty Agreement and may be relied upon by any subsequent holder, regardless of any investigation made at any time by or on behalf of any holder. All statements contained in any certificate or other instrument delivered by or on behalf of a Guarantor pursuant to this Guaranty Agreement shall be deemed representations and warranties of such Guarantor under this Guaranty Agreement. Subject to the preceding sentence, this Guaranty Agreement embodies the entire agreement and understanding between each holder and the Guarantors and supersedes all prior agreements and understandings relating to the subject matter hereof.

SECTION 12.	AMENDMENT AND WAIVER.

Section 12.1    Requirements.    Except as otherwise provided in the fourth paragraph of Section 1 of this Guaranty Agreement, this Guaranty Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of each Guarantor and the Required Holders, except that no amendment or waiver (a) of any of the first three paragraphs of Section 1 or any of the provisions of Sections 2, 3, 4, 5, 6, 7, 10 or 12 hereof, or any defined term (as it is used therein), or (b) which results in the limitation of the liability of any Guarantor hereunder (except to the extent provided in the fourth paragraph of Section 1 of this Guaranty Agreement) will be effective as to any holder unless consented to by such holder in writing.

Section 12.2    Solicitation of Holders of Notes.

(a)    Solicitation. Each Guarantor will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with reasonably sufficient information, reasonably far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof. Each Guarantor will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 12.2 to each holder promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
(b)    Payment. The Guarantors will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder as consideration for or as an inducement to the entering into by any holder of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder even if such holder did not consent to such waiver or amendment.
Section 12.3    Binding Effect.    Any amendment or waiver consented to as provided in this Section 12 applies equally to all holders and is binding upon them and upon each future holder and upon each Guarantor without regard to whether any Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant or agreement not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Guarantors and the holder nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder. As used herein, the term “this Guaranty Agreement” and references thereto shall mean this Guaranty Agreement as it may be amended, modified, supplemented or restated from time to time.

Section 12.4    Notes Held by Company, Etc.    Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Guaranty Agreement, or have directed the taking of any action provided herein to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Guarantor, the Company or any of their respective Affiliates shall be deemed not to be outstanding.

Section 12.5    Release.        At the request and sole expense of the Company, a Guarantor shall be released from its obligations hereunder in the event that all the Equity Interests in such Guarantor shall be sold or otherwise disposed of in a transaction permitted by the Note Agreement; provided that the Company shall have delivered to holders of Notes, at least three Business Days (or such lesser period permitted in writing by the Required Holders) prior to the date of the proposed release, a written request for such release identifying the relevant Guarantor and the terms of the relevant sale or other disposition in reasonable detail, including the price thereof and any expenses incurred in connection therewith, together with a certification by the Company stating that (i) both immediately before and after giving effect to such release, no Default or Event of Default exists, (ii) such transaction is permitted by the Note Agreement (including, without limitation, Section 10.2 thereof), and (iii) substantially contemporaneously with such release, such Guarantor will cease to guarantee or otherwise be a co-obligor with the obligations of the Company or any Subsidiary of the Company under the Credit Agreement or any other Indebtedness of the Company or any Subsidiary of the Company.

SECTION 13.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
(a)    if to any Guarantor, to such Guarantor at c/o NGL Energy Partners LP, 6120 South Yale Avenue, Suite 805, Tulsa, Oklahoma 74136 to the attention of Craig S. Jones, Chief Financial Officer, or such other address as such Guarantor shall have specified to the holders in writing, or
(b)    if to any holder, to such holder at the addresses specified for such communications set forth in Schedule A to the Note Agreement, or such other address as such holder shall have specified to the Guarantors in writing.

SECTION 14.	MISCELLANEOUS.

Section 14.1    Successors and Assigns; Joinder.        All covenants and other agreements contained in this Guaranty Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns whether so expressed or not. It is agreed and understood that any Person may become a Guarantor hereunder by executing a Guarantor Supplement substantially in the form of Exhibit A attached hereto and delivering the same to the holders. Any such Person shall thereafter be a “Guarantor” for all purposes under this Guaranty Agreement.

Section 14.2    Severability.    Any provision of this Guaranty Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law), not invalidate or render unenforceable such provision in any other jurisdiction.

Section 14.3    Construction.    Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such express contrary provision) be deemed to excuse compliance with any other covenant. Whether any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. The section and subsection headings in this Guaranty Agreement are for convenience of reference only and shall neither be deemed to be a part of this Guaranty Agreement nor modify, define, expand or limit any of the terms or provisions hereof. All references herein to numbered sections, unless otherwise indicated, are to sections of this Guaranty Agreement. Words and definitions in the singular shall be read and construed as though in the plural and vice versa, and words in the masculine, neuter or feminine gender shall be read and construed as though in either of the other genders where the context so requires.

Section 14.4    Further Assurances.    Each Guarantor agrees to execute and deliver all such instruments and take all such action as the Required Holders may from time to time reasonably request in order to effectuate fully the purposes of this Guaranty Agreement.

Section 14.5    Governing Law.        This Guaranty Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 14.6    Jurisdiction and Process; Waiver of Jury Trial.

(a)    Each Guarantor irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Guaranty Agreement. To the fullest extent permitted by applicable law, each Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    Each Guarantor consents to process being served by or on behalf of any holder in any suit, action or proceeding of the nature referred to in Section 14.6(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 13 or at such other address of which such holder shall then have been notified pursuant to Section 13. Each Guarantor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(c)    Nothing in this Section 14.6 shall affect the right of any holder to serve process in any manner permitted by law, or limit any right that the holders may have to bring proceedings against any Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(d)    THE GUARANTORS AND THE HOLDERS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS GUARANTY AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH.
Section 14.7     Reproduction of Documents; Execution.        This Guaranty Agreement may be reproduced by any holder by any photographic, photostatic, electronic, digital, or other similar process and such holder may destroy any original document so reproduced. Each Guarantor agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such holder in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 14.7 shall not prohibit any Guarantor or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction. A facsimile or electronic transmission of the signature page of a Guarantor shall be as effective as delivery of a manually executed counterpart hereof and shall be admissible into evidence for all purposes.

Section 14.8    Effect of Amendment and Restatement.    The parties hereto agree that: (a) the Guaranteed Obligations represent, among other things, the restatement, renewal, amendment, extension, and modification of the “Guaranteed Obligations” as defined in the Existing Guaranty Agreement; (b) this Guaranty Agreement is intended to, and does hereby, restate, renew, extend, amend, modify, supersede, and replace the Existing Guaranty Agreement in its entirety; (c) the entering into and performance of their respective obligations under this Guaranty Agreement and the transactions evidenced hereby do not constitute a novation nor shall they be deemed to have terminated, extinguished, or discharged the “Guaranteed Obligations” under the Existing Guaranty Agreement, or the other “Note Documents” executed in connection with the Existing Guaranty Agreement, all of which shall continue under and be governed by this Guaranty Agreement and the other Note Documents, except as expressly provided otherwise herein; and (d) the Liens granted under the Security Documents are continuing and in full force and effect and this Guaranty Agreement does not constitute a novation, termination, extinguishment, new grant or re-grant of such Liens.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each Guarantor and each holder has caused this Amended and Restated Guaranty Agreement to be duly executed and delivered as of the date and year first above written.
GUARANTORS:
ANTICLINE DISPOSAL, LLC
CENTENNIAL ENERGY, LLC
CENTENNIAL GAS LIQUIDS ULC
CHOYA OPERATING, LLC
GRAND MESA PIPELINE, LLC
HICKSGAS, LLC
HIGH SIERRA CRUDE OIL & MARKETING, LLC
NGL CRUDE CANADA ULC
NGL CRUDE CANADA HOLDINGS, LLC
NGL CRUDE CUSHING, LLC
NGL CRUDE LOGISTICS, LLC
NGL CRUDE PIPELINES, LLC
NGL CRUDE TERMINALS, LLC
NGL CRUDE TRANSPORTATION, LLC
NGL ENERGY EQUIPMENT LLC
NGL ENERGY FINANCE CORP.
NGL ENERGY HOLDINGS II, LLC
NGL ENERGY LOGISTICS, LLC
NGL LIQUIDS, LLC
NGL-MA, LLC
NGL-MA REAL ESTATE, LLC
NGL MARINE, LLC
NGL MILAN INVESTMENTS, LLC
NGL-NE REAL ESTATE, LLC
NGL ENERGY OPERATING LLC
NGL PROPANE, LLC
NGL SHIPPING AND TRADING, LLC
NGL SUPPLY TERMINAL COMPANY, LLC
NGL SUPPLY TERMINAL SOLUTION MINING, LLC
NGL SUPPLY WHOLESALE, LLC
NGL WATER SOLUTIONS BAKKEN, LLC
NGL WATER SOLUTIONS EAGLE FORD, LLC
NGL WATER SOLUTIONS, LLC
NGL WATER SOLUTIONS DJ, LLC
NGL WATER SOLUTIONS PERMIAN, LLC
NGL WATER SOLUTIONS MID-CONTINENT, LLC
OPR, LLC
OSTERMAN PROPANE, LLC
SAWTOOTH NGL CAVERNS, LLC
TRANSMONTAIGNE LLC
TRANSMONTAIGNE PRODUCT SERVICES LLC
TRANSMONTAIGNE SERVICES LLC

By:	/s/ Robert “Trey” Karlovich III

Name:	Robert “Trey” Karlovich III

Title:	Chief Financial Officer and Executive Vice President

HIGH SIERRA ENERGY, LP,

By: High Sierra Energy GP, LLC,
its general partner

By:	/s/ Robert “Trey” Karlovich III

Name:	Robert “Trey” Karlovich III

Title:	Chief Financial Officer and Executive Vice President

Signature Page to Amended and Restated Guaranty Agreement

HOLDERS:
THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA, as a holder

By: /s/ Brian Lemons
Name: Brian Lemons
Title: Vice President

PRUCO LIFE INSURANCE COMPANY, as a holder

By: /s/ Brian Lemons
Name: Brian Lemons
Title: Assistant Vice President

UNIVERSAL PRUDENTIAL ARIZONA
REINSURANCE COMPANY, as a holder

By:    PGIM, Inc., as investment manager

By: /s/ Brian Lemons
Name: Brian Lemons
Title: Vice President

PRUDENTIAL ARIZONA REINSURANCE
CAPTIVE COMPANY, as a holder

By:    PGIM, Inc., as investment manager

By: /s/ Brian Lemons
Name: Brian Lemons
Title: Vice President

PRUDENTIAL ARIZONA REINSURANCE
UNIVERSAL COMPANY, as a holder

By:    PGIM, Inc., as investment manager

By: /s/ Brian Lemons
Name: Brian Lemons
Title: Vice President

PRUDENTIAL RETIREMENT INSURANCE
AND ANNUITY COMPANY, as a holder

By:    PGIM, Inc., as investment manager

By: /s/ Brian Lemons
Name: Brian Lemons
Title: Vice President

Signature Page to Amended and Restated Guaranty Agreement

AMERICAN GENERAL LIFE INSURANCE COMPANY (successor by merger to
AMERICAN GENERAL LIFE AND ACCIDENT INSURANCE COMPANY)
AMERICAN GENERAL LIFE INSURANCE COMPANY (successor by merger to
AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE)
AMERICAN GENERAL LIFE INSURANCE COMPANY (successor by merger to
SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY)
THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK
(successor by merger to First SunAmerica Life Insurance Company)
AMERICAN HOME ASSURANCF COMPANY
NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA
AIG PROPERTY CASUALTY COMPANY (f/k/a CHARTIS PROPERTY CASUALTY COMPANY)

By:    AIG ASSET MANAGEMENT (U.S.), LLC, Investment Adviser

By: /s/ Michael Reynolds
Name: Michael Reynolds
Title: Vice President

Signature Page to Amended and Restated Guaranty Agreement

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, as a holder

By: /s/ Lisa M. Ferraro
Name: Lisa M. Ferraro
Title: Managing Director

Signature Page to Amended and Restated Guaranty Agreement

SUN LIFE ASSURANCE COMPANY OF CANADA, as a holder
By: /s/ Steve Theofanis
Name: Steve Theofanis
Title: Managing Director, Private Fixed Income

By: /s/ Stephen Kicinski
Name: Stephen Kicinski
Title: Senior Managing Director, Private Fixed Income

Signature Page to Amended and Restated Guaranty Agreement

EXHIBIT A
GUARANTOR SUPPLEMENT
THIS GUARANTOR SUPPLEMENT (this “Guarantor Supplement”), dated as of [_______________, 20__] is made by [_______________], a [_______________] (the “Additional Guarantor”), in favor of the holders from time to time of the Notes issued pursuant to the Note Agreement described below.
PRELIMINARY STATEMENTS:
I.    Pursuant to the Amended and Restated Note Purchase Agreement dated as of March 31, 2017 with an effective date as of December 31, 2016 (as the same may be amended, restated supplemented or otherwise modified from time to time, the “Note Agreement”), by and among NGL Energy Partners LP, a Delaware limited partnership (the “Company”), and the Persons listed on the signature pages thereto, the Company has issued and sold $250,000,000 aggregate principal amount of its 6.65% Senior Secured Notes due June 19, 2022 (as the same may be amended and restated on the date hereof, as the same may be further amended, restated, supplemented or otherwise modified from time to time, together with any notes issued in substitution therefor, the “Notes”, and each individually, a “Note”).
II.    The Company is required pursuant to the Note Agreement to cause the Additional Guarantor to deliver this Guarantor Supplement in order to cause the Additional Guarantor to become a Guarantor under the Amended and Restated Guaranty Agreement dated as of March 31, 2017 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”), executed by certain Subsidiaries of the Company (together with each entity that from time to time becomes a party thereto by executing a Guarantor Supplement pursuant to Section 14.1 thereof, collectively, the “Guarantors”) in favor of each holder from time to time of any of the Notes.
III.    The Additional Guarantor has received and will receive substantial direct and indirect benefits from the Company’s compliance with the terms and conditions of the Note Agreement and the Notes issued thereunder.
IV.    Capitalized terms used and not otherwise defined herein have the definitions set forth in the Note Agreement.
NOW THEREFORE, in consideration of the funds advanced to the Company by the holders of the Notes under the Note Agreement and to enable the Company to comply with the terms of the Note Agreement, the Additional Guarantor hereby covenants, represents and warrants to the holders as follows:
The Additional Guarantor hereby becomes a Guarantor (as defined in the Guaranty Agreement) for all purposes of the Guaranty Agreement. Without limiting the foregoing, the Additional Guarantor hereby (a) irrevocably, unconditionally and jointly and severally with the other Guarantors under the Guaranty Agreement, guarantees to the holders from time to time of the Notes the due and punctual prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) and the full and prompt performance and observance of all Guaranteed Obligations (as defined in Section 1 of the Guaranty Agreement) in the same manner and to the same extent as is provided in the Guaranty Agreement, (b) accepts and agrees to perform and observe all of the covenants set forth in the Guaranty Agreement (including the covenants contained in Section 8 therein), (c) waives the rights set forth in Section 3 of the Guaranty Agreement, (d) makes the representations and warranties set forth in Section 9 of the Guaranty Agreement and (e) waives the rights, submits to jurisdiction, and waives service of process as described in Section 14.6 of the Guaranty Agreement.
Notice of acceptance of this Guarantor Supplement and of the Guaranty Agreement, as supplemented hereby, is hereby waived by the Additional Guarantor.
The address for notices and other communications to be delivered to the Additional Guarantor pursuant to Section 13 of the Guaranty Agreement is set forth below.
IN WITNESS WHEREOF, the Additional Guarantor has caused this Guarantor Supplement to be duly executed and delivered as of the date and year first above written.
[NAME OF GUARANTOR]
By: _________________________
Name:
Title:

Notice Address for such Guarantor[s]
______________________________
______________________________
______________________________

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